Atrion Reports First Quarter Results

Diluted EPS Increased by 47%

ALLEN, TX -- 05/09/2007 -- Atrion Corporation (NASDAQ: ATRI) today announced that for the first quarter of 2007 revenues were 18% higher than in the first quarter of last year. Diluted earnings per share were up 47% compared to the results for the first quarter of 2006.

Commenting on the Company's results, Emile A. Battat, Chairman & CEO, said: "We are extremely pleased with the record results achieved in the first quarter of this year. Comparing our first quarter 2007 to the first quarter of 2006, our increases were simply outstanding: revenues up 18%, operating income up 55%, net income up 49%, and diluted earnings per share up 47%. These increases were magnified by the weakness in revenues from ophthalmic products in the comparable 2006 quarter due to internal issues at a major customer. This customer has addressed these issues, and in the first quarter of this year we manufactured the associated products at our full capacity to meet current market demand and to fill the supply pipelines. Consequently, one half of the increase in revenues in the current-year quarter is attributable to our ophthalmic products. Our three remaining product categories also did well, each showing growth in the range of 6% to 13% compared to the 2006 period." Mr. Battat added that, "For each of the remaining quarters of this year, we expect to show continued growth but at a more moderate pace. Diluted earnings per share should continue to exceed those in the comparable quarters of last year despite the end of contingent payments from discontinued operations that we received in the second quarter of each of the last eight years, and the substantially higher tax rates that we anticipate in the second half of the year. Overall we expect to have an excellent year and to meet our goal of 15% annual growth in earnings per share."

Atrion's revenues for the quarter ended March 31, 2007 were $23,037,000 compared with $19,503,000 in the same period in 2006. On a diluted per share basis, earnings for the period increased to $1.59 as compared to $1.08 in the same quarter of last year. Operating income for the current year period totaled $4,737,000, compared to $3,052,000 in last year's first quarter.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding growth in the remaining quarters of 2007, diluted earnings per share for 2007, tax rates in the second half of 2007 and growth in earnings per share in 2007. Words such as "expect," "believes," "anticipates," "intends," "hopeful" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (unaudited)

                                                    Three Months Ended
                                                          March 31,
                                                      2007         2006
                                                  -----------  -----------
Revenues                                          $    23,037  $    19,503
Cost of goods sold                                     13,377       12,155
                                                  -----------  -----------
  Gross profit                                          9,660        7,348
Operating expenses                                      4,923        4,296
                                                  -----------  -----------
  Operating income                                      4,737        3,052

Interest income (expense), net                           (132)          10
                                                  -----------  -----------
  Income before income taxes                            4,605        3,062
Income tax provision                                   (1,469)        (956)
                                                  -----------  -----------
  Net income                                            3,136        2,106
                                                  ===========  ===========

Income per basic share                            $      1.68  $      1.15
                                                  ===========  ===========

Weighted average basic shares outstanding               1,872        1,835
                                                  ===========  ===========

Income per diluted share                          $      1.59  $      1.08
                                                  ===========  ===========

Weighted average diluted shares outstanding             1,975        1,945
                                                  ===========  ===========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                    Mar. 31,     Dec. 31,
ASSETS                                                2007         2006
                                                  ============ ============
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                       $        307 $        333
  Accounts receivable                                   11,077       10,542
  Inventories                                           17,208       17,115
  Prepaid expenses and other                               530        1,530
  Deferred income taxes                                  1,138        1,138
                                                  ============ ============
    Total current assets                                30,260       30,658

Property, plant and equipment, net                      51,693       51,442
Other assets                                            13,685       13,672
                                                  ============ ============

                                                  $     95,638 $     95,772
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                                    7,492        6,923
  Line of credit                                         6,502       11,399
  Other non-current liabilities                          7,580        6,555
  Stockholders’ equity                                  74,064       70,895
                                                  ============ ============

                                                  $     95,638 $     95,772
                                                  ============ ============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800